Exhibit 99.1

UPC Holding B.V. Publishes Financial Statements for
the Six Months Ended June 30, 2005

Denver, Colorado – September 30, 2005: Today, UPC Holding B.V. (“UPC”), the European indirect subsidiary of Liberty Global, Inc. (“Liberty Global”) (Nasdaq: LBTYA, LBTYB, LBTYK) has published its financial statements for the six months ended June 30, 2005. The financial statements have been posted in the investor relations section of the Liberty Global website (www.lgi.com), and will be available there until the third quarter financial statements of UPC Holding B.V. are posted on the Liberty Global website.

UPC is part of the UPC Broadband division of Liberty Global and based on its consolidated operating statistics at June 30, 2005, UPC’s networks passed approximately 14.0 million homes and served approximately 10.1 million revenue generating units, including approximately 8.4 million video subscribers, 1.4 million broadband Internet subscribers and 0.6 million telephone subscribers. On July 29, 2005, UPC issued €500 million 7 3/4% Senior Notes due 2014.  The financial statements are also available from the Trustee for the Senior Notes.

About Liberty Global, Inc.

Liberty Global owns interests in broadband distribution and content companies operating outside the continental United States, principally in Europe, Asia, and the Americas. Through its subsidiaries and affiliates, Liberty Global is the largest broadband cable operator outside the U.S. in terms of subscribers. Based on the Company’s consolidated operating statistics at June 30, 2005 (other than NTL Ireland which we consolidate but do not control), Liberty Global’s networks passed approximately 23.5 million homes and served approximately 14.9 million revenue generating units, including approximately 10.7 million video subscribers, 2.5 million broadband Internet subscribers and 1.8 million telephone subscribers.

For more information, please visit www.lgi.com or contact:

Christopher Noyes	Bert Holtkamp
Investor Relations – Denver	Corporate Communications - Europe
(303) 220-6693	+31 20 778 9447

Dennis Okhuijsen
Investor Relations – Europe
+31 20 778 2964